                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ENDOCARDIAL SOLUTIONS, INC.


          Endocardial Solutions, Inc., a corporation incorporated and existing under the laws of the State of Delaware, hereby certifies as follows

     1.   The name of this corporation is Endocardial Solutions, Inc.

     2. This corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 27, 1995

     3. This corporation's Certificate of Incorporation as heretofore amended is hereby amended and restated in its entirety to read as set forth on the attached Exhibit A.

     4. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of this corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Endocardial Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by James W. Bullock, its President and Chief Executive Officer, and attested by Dennis J. McFadden, its Vice President and Chief Financial Officer, this ___ day of February, 1997.


                    ENDOCARDIAL SOLUTIONS, INC.



                                   By
                                      ---------------------------
                                      James W. Bullock
                                      President and Chief Executive
                                      Officer

ATTEST:

By
   -------------------------
  Dennis J. McFadden
  Vice President and Chief
  Financial Officer

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                        OF
                           ENDOCARDIAL SOLUTIONS, INC.


                                   ARTICLE 1.

     The name of this corporation is Endocardial Solutions, Inc.


                                   ARTICLE 2.


     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


                                   ARTICLE 3.

     The corporation shall have perpetual duration.


                                   ARTICLE 4.

     The registered office of this corporation in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of its registered agent is The Corporation Trust Company.


                                   ARTICLE 5.

     5.1  AUTHORIZED SHARES.

     The total number of shares of stock which this corporation is authorized to issue is 50,000,000 shares, par value $.01 per share, of which 40,000,000 shares are designated Common Stock and 10,000,000 shares are undesignated preferred stock.

     5.2  UNDESIGNATED PREFERRED STOCK.

     Authority is hereby expressly vested in the board of directors, subject to the provisions of this Article 5 and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred stock and with respect to

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

each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole board of directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

     5.3  NO PREEMPTIVE RIGHTS.

     Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements. Shareholders shall not have the right to cumulate their votes for the election of Directors.


                                   ARTICLE 6.

     In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of this corporation, without any action on the part of the stockholders, except to the extent otherwise provided in the bylaws. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders.


                                   ARTICLE 7.

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this article shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this article.

     If the Delaware General Corporation Law is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

     Any repeal or modification of the foregoing provisions of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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